UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Earliest Event Reported: August 7, 2005
Commission File No. 1-8968
ANADARKO PETROLEUM CORPORATION
1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046
(832) 636-1000

Incorporated in the State of Delaware	Employer Identification No. 76-0146568

Item 5.02(c) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Exhibit Index
Summary of terms of employment - EVP Finance and CFO
Press Release

Item 5.02(c) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On August 7, 2005, the Board of Directors of Anadarko Petroleum Corporation (the “Company”) elected R.A. (Al) Walker as the new Senior Vice President, Finance and Chief Financial Officer of the Company, replacing James R. Larson, who will retire from the Company at the end of 2005. Mr. Walker’s election will be effective on September 6, 2005.
Mr. Walker, 48, has been the Managing Director for the Global Energy Group of UBS Investment Bank since April 2004. Prior to UBS, Mr. Walker was President and Chief Financial Officer of 3TEC Energy Corporation from May 2000 until its merger with Plains Exploration & Production Company in June 2003, and following the merger advised Plains as a consultant during the post-merger assimilation of the two companies. From 1987 to May 2000, he worked for Prudential Financial in a variety of merchant banking positions, most recently as Senior Managing Director and Co-head of Prudential Capital Group, a large asset management affiliate of Prudential which invests in privately-placed debt and equity securities.
As a major financial institution, UBS has provided various services to the Company both prior to and during Mr. Walker’s term as a Managing Director of UBS. UBS is one of a syndicate of 20 U.S. and Canadian lenders under the Company’s $750 million, five-year Revolving Credit Agreement. Since June 2004, UBS has acted as broker for a portion of the Company’s stock repurchase program. UBS and the Company have also entered into natural gas commodity sales and purchase agreements and the two companies are counterparties to certain financial derivative transactions as part of the Company’s overall strategy to manage price risk.
Mr. Walker will receive an annual salary of $425,000 and will be eligible for a 2005 target bonus of 85% of his base salary under the Company’s Annual Incentive Plan. In addition, Mr. Walker will be granted on September 6, 2005 a total of 23,000 shares of restricted stock and an option to purchase 25,000 shares of the Company’s common stock under the Company’s 1999 Stock Incentive Plan. The restricted stock will vest in four equal installments on the anniversary date of the grant. The options will vest in two equal installments on the second and fourth anniversaries of the grant. Mr. Walker will also be eligible to receive annual grants for 2005 under the Company’s 1999 Stock Incentive Plan. Finally, Mr. Walker will be eligible to receive the other benefits typically afforded other executive officers of the Company.
A full summary of the terms of Mr. Walker’s employment with the Company is attached as Exhibit 10.1 to this Form 8-K.
Item 1.01 Entry into a Material Definitive Agreement
(a) As reported in Item 5.02 of this Form 8-K, on August 7, 2005 R.A. (Al) Walker was elected Senior Vice President, Finance and Chief Financial Officer by the Company’s Board of Directors, effective September 6, 2005. The material terms of Mr. Walker’s employment with the Company are summarized in Exhibit 10.1 to this Form 8-K.

(b) In connection with the election of Mr. Walker, effective September 6, 2005 James R. Larson will no longer serve as the Chief Financial Officer of the Company but will remain as a Senior Vice President of the Company through December 2005 in order to ensure an effective transition of the office and duties of the Chief Financial Officer. In consideration for Mr. Larson’s agreement to remain with the Company during this transition period, on August 7, 2005 the Board of Directors approved the acceleration of all of Mr. Larson’s remaining unvested non-qualified stock options and restricted stock awards, such acceleration to be effective the date of his retirement. However, his performance shares will not be cashed out, but rather continued under the original terms and paid pro-rata, if and when earned.
(c) At its meeting on August 7, 2005, the Company’s Board of Directors also approved certain changes to the Board compensation for Preston M. Geren III in connection with his appointment as Acting Secretary of the U.S. Air Force and required resignation from the Board. In recognition of his service to Anadarko, the Board approved a ninety-day exercise period (to expire October 27, 2005) for Mr. Geren to exercise all outstanding vested stock options held by him on the date of his resignation from the Board. Mr. Geren currently holds vested and exercisable options for 17,500 shares of Company common stock with a weighted average exercise price of $48.81. The Board also approved the tolling of Mr. Geren’s unvested options until the earlier of (1) his re-election to the Company’s Board of Directors or (2) the fifth anniversary of his date of resignation. Mr. Geren’s unvested stock options will terminate if Mr. Geren has not re-joined the Board by the fifth anniversary of his date of resignation. Mr. Geren currently holds unvested options for 6,250 shares of Company common stock with a weighted average exercise price of $57.20.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits
10.1	Summary of terms of employment for Senior Vice President, Finance and Chief Financial Officer.

99.1	Anadarko Press Release, dated August 7, 2005.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized officer.

ANADARKO PETROLEUM CORPORATION (Registrant)
August 11, 2005	By:	/s/ Charlene A. Ripley
Charlene A. Ripley
Vice President, General Counsel and Corporate Secretary

Exhibit Index
10.1	Summary of terms of employment for Senior Vice President, Finance and Chief Financial Officer.

99.1	Anadarko Press Release, dated August 7, 2005.